P&F INDUSTRIES REPORTS INCREASED THIRD-QUARTER-2006 RESULTS

MELVILLE, N.Y., November 9, 2006 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the third quarter ended September 30, 2006.

THIRD-QUARTER RESULTS

Revenues for the third quarter of 2006 increased by 8.6% to $32.3 million, from $29.8 million in the same period in 2005. Earnings from continuing operations, which exclude the results of discontinued operations of Green Manufacturing and Embassy Industries, increased by 23.2% to $1.5 million, or $.40 per diluted share, compared to $1.2 million, or $.31 per diluted share, in the third quarter of 2005.

The loss from discontinued operations, net of taxes, was $51,000, or $.01 per diluted share, in the third quarter of 2006 compared to earnings of $312,000, or $.08 per diluted share, in 2005. Net earnings were $1.4 million, or $.39 per diluted share, in the third quarter of 2006 compared to $1.5 million, or $.39 per diluted share, in 2005.

The Company’s consolidated financial statements for all periods presented have been reclassified to reflect the operations of Green and Embassy as discontinued operations, which resulted from the disposition of certain assets of Green in several transactions occurring in the first and third quarters of 2005, as well as the disposition of certain assets of Embassy in the fourth quarter of fiscal 2005, to non-affiliated third parties in their respective industries. These dispositions were part of an overall corporate strategy to focus management’s resources on other segments of our business in order to add greater shareholder value.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz, commented, “I am pleased to report that our earnings from continuing operations this period were our second-best third quarter results in the Company’s history. We continued to generate increased revenues at our Countrywide Hardware subsidiary where revenues grew 9.2% this quarter compared to last year. Countrywide’s revenues include those of Pacific Stair Products, our newest acquisition, which was purchased by the Company on January 3, 2006. An 8% revenue increase at Florida Pneumatic also favorably impacted our overall revenue results. Further, selling, general and administrative expenses grew as expected but at a lesser rate than the consolidated revenue growth for the quarter. The increase in selling, general and administrative expenses was driven by several factors, including certain planned increases in sales and marketing expenses that are intended to generate additional revenue in the coming periods and increased freight costs due to the increase in the price of oil. As a result of our overall revenue increase and our continuing efforts to contain margin erosion and expenses, our consolidated earnings from continuing operations were better than last year’s third quarter.”

At Countrywide, revenues for the third quarter increased 9.2% from $15.8 million to $17.3 million. Woodmark’s revenues increased $539,000, or 5.0%, as revenues from our kitchen and bath products sold into the mobile home and remodeling markets increased by approximately $810,000, or 41.6%, and sales of staircase components declined by $271,000, or 3.1%, due primarily to softness in the new home construction market. In addition, Pacific Stair’s revenues were $1.5 million for the third quarter which added to the increase. Finally, Nationwide’s revenues decreased by approximately $610,000, or 11.9%, primarily attributable to a decrease of approximately $378,000 in sales of fencing products due to market weakness and a decrease of approximately $178,000 in revenues from patio products that resulted from the discontinuation of the production and sale of screen doors.

Gross profit margin at Countrywide decreased from 33.8% to 32.0%. The decrease in the gross profit percentage was due primarily to the impact from significant revenue increases in the lower-margin direct container business at Woodmark, as well as from competitive pricing pressure on stair products in certain markets. Some cost increases from Asian suppliers, due to increases in the cost of metals that were not fully offset by general selling price increases, and the inclusion of Pacific Stair, which operates at a lower gross margin than the rest of the group, also contributed to margin erosion. The gross margin percentage decrease was partially offset by a favorable product mix and a shift by Nationwide to high-quality, lower-cost suppliers for some products. We have taken further steps to address Countrywide’s margin erosion with redesigned products that we believe should generate improved margins in the next several quarters.

Mr. Horowitz commented, “Countrywide’s Woodmark unit experienced growth in revenues primarily from a significant improvement in its kitchen and bath division, as sales to a large customer have rebounded to 2004 levels after experiencing a decline in 2005. In addition, we have strengthened relationships with other kitchen and bath customers, principally in the mobile home and remodeling markets. Further, Countrywide’s West Coast operations have been enhanced by the acquisition of Pacific Stair. We are encouraged by the organic growth in revenues on the West Coast as a result of our warehouse operation put in place in 2005, which has now been combined with our Pacific Stair entity.  Revenues from the sale of staircase components decreased in the third quarter due primarily to softness in the new home construction market.”

Revenues at Florida Pneumatic increased 8.0%, from $13.9 million in the third quarter of 2005 to $15.0 million in the third quarter of 2006, due primarily to approximately $2.0 million in additional retail revenues from new products shipped to a significant customer. Offsetting this increase was approximately $509,000 less in retail promotions in the period, as well as an overall decrease in net retail base sales of approximately $331,000. Base sales decreased from one significant customer as a result of decreased purchasing activity of approximately $973,000 as part of a program to reduce its overall inventory levels. This decrease was offset by an increase in base sales to another significant customer of approximately $642,000, due primarily to the stocking of newly redesigned products that are expected to be reset in that customer’s store displays on or about January 2007.

Gross profit margin at Florida Pneumatic increased to 27.8% from 26.8%, due primarily to a lower proportionate amount of retail promotional sales in the current period versus the prior-year period, which historically have lower average margins, as well as the strength of the U.S. dollar in relation to the Japanese yen and the Taiwan dollar compared to the prior-year period. Gross profit margin increases were also impacted by a more favorable product mix.

Mr. Horowitz commented, “At Florida Pneumatic, we are focusing our efforts on improving gross margins by sourcing our products to other lower-cost, high-quality suppliers to offset pricing pressures in our retail business. We are on schedule for the replacement of a significant portion of our retail product line to a substantially redesigned offering with an enhanced look and performance, having made initial shipments in the third quarter and planning further shipments in the fourth quarter, which we believe will have a favorable impact on this sector. We also plan to increase our focus in the industrial sector through product development and various other channel initiatives. We see this as critical to our future success as this channel typically provides higher margins and we believe greater growth opportunities for Florida Pneumatic.”

FISCAL 2006 OUTLOOK

Concerning anticipated performance for 2006, Mr. Horowitz updated previously-issued guidance and stated, “We continue to anticipate results from continuing operations for the year ending December 31, 2006 to be weaker than 2005, primarily due to margin degradation at Countrywide’s Woodmark unit, overall market weakness at Nationwide and, to a lesser extent, the non-recurring corporate expenses noted in the first and second quarters. We believe that the incremental results of operations of the newly-acquired Pacific Stair Products should partially offset these events.”

“We anticipate consolidated revenues to increase between 4% and 6%. We anticipate sales at Countrywide to increase between 12% and 17% primarily due to the inclusion of Pacific Stair Products and continued growth at Woodmark. We anticipate sales at Florida Pneumatic to decrease between 5% and 8% as increases in our industrial and catalog businesses are expected to be more than offset by decreases in our retail business.”

“Gross profit margins are anticipated to range from 30% to 32%. Selling, general & administrative expenses are anticipated to range from 22% to 24% as a percentage of sales. Interest expense is expected to approximate $2.0 million. As a result of the above, we anticipate net earnings from continuing operations to decrease between 15% and 20% in 2006 in comparison to 2005.”

OTHER INFORMATION

P&F Industries, Inc. has scheduled a conference call for today at 10:00 a.m. Eastern time to discuss its 2006 third-quarter results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through November 16, beginning at 1:00 p.m. on November 9, and can be accessed by dialing (800) 642-1687 or (706) 645-9291, conference ID # 8198449.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2006 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-9800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2006	December 31, 2005
	(unaudited)	(derived from audited financial statements)
Assets
Cash and cash equivalents	$1,373	$1,772
Accounts receivable - net	18,710	12,567
Notes and other receivables	837	2,727
Inventories - net	27,346	26,174
Deferred income taxes - net	1,496	1,496
Assets held for sale	575	623
Assets of discontinued operations	316	77
Prepaid expenses and other current assets	1,510	1,111

Total current assets	52,163	46,547

Property and equipment	15,989	14,482
Less accumulated depreciation and amortization	8,301	7,620
Net property and equipment	7,688	6,862
Goodwill	24,764	23,821
Other intangible assets - net	11,197	8,795
Other assets - net	507	809

Total assets	$96,319	$86,834

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,500	$3,000
Accounts payable	9,257	2,927
Income taxes payable	535	1,366
Other accrued liabilities	6,422	4,857
Current maturities of long-term debt	7,548	4,059
Liabilities of discontinued operations	1,738	2,358

Total current liabilities	31,000	18,567

Long-term debt, less current maturities	13,074	19,573
Deferred income taxes - net	978	978

Total liabilities	45,052	39,118

Total shareholders’ equity	51,267	47,716

Total liabilities and shareholders' equity	$96,319	$86,834

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2006	2005	2006	2005

Net Revenues	$32,319	$29,755	$88,029	$82,209
Cost of sales	22,617	20,682	60,672	56,289
Gross profit	9,702	9,073	27,357	25,920
Selling, general and administrative expenses	6,716	6,440	19,764	17,977
Operating income	2,986	2,633	7,593	7,943
Interest expense - net	494	531	1,507	1,431
Earnings from continuing operations before income taxes	2,492	2,102	6,086	6,512
Income taxes	997	889	2,435	2,743
Earnings from continuing operations before discontinued operations	1,495	1,213	3,651	3,769

Discontinued operations (net of taxes):
Loss from operations of discontinued operations	(51)	(33)	(6)	(212)
Gain on sale discontinued operations	-	345	-	416
Earnings (loss) from discontinued operations	(51)	312	(6)	204
Net earnings	$1,444	$1,525	$3,645	$3,973

Earnings (loss) per common share:

Basic:
Continuing operations	$.42	$.34	$1.02	$1.06
Discontinued operations	(.02)	.09	-	.05
Net earnings (loss) per common share - basic	$.40	$.43	$1.02	$1.11

Diluted:
Continuing operations	$.40	$.31	$.96	$.97
Discontinued operations	(.01)	.08	-	.05
Net earnings (loss) per common share - diluted	$.39	$.39	$.96	$1.02

Weighted average common shares outstanding:

Basic	3,578	3,581	3,580	3,570

Diluted	3,741	3,890	3,800	3,882

# End #